Filed pursuant to Rule 433

Free Writing Prospectus dated December 3, 2024

Registration Statement No.: 333-272200

CVS HEALTH CORPORATION

Pricing Term Sheet—December 3, 2024

$2,250,000,000 7.000% Series A Junior Subordinated Notes due 2055

$750,000,000 6.750% Series B Junior Subordinated Notes due 2054

Issuer:	CVS Health Corporation (the “Issuer”)

Description of Securities:

$2,250,000,000 7.000% Series A Junior Subordinated Notes due 2055 (the “Series A Junior Subordinated Notes”)

$750,000,000 6.750% Series B Junior Subordinated Notes due 2054 (the “Series B Junior Subordinated Notes” and, together with the Series A Junior Subordinated Notes, the “Notes”)

Maturity Date:	March 10, 2055 for the Series A Junior Subordinated Notes December 10, 2054 for the Series B Junior Subordinated Notes

Settlement Date:

December 10, 2024 (T+5).

We expect to deliver the Notes against payment for the Notes on or about December 10, 2024, which will be the fifth business day following the date of the pricing of the Notes. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in one business day, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes prior to the business day before the delivery of the notes hereunder will be required, by virtue of the fact that the Notes initially will settle in T+5, to specify alternative settlement arrangements to prevent a failed settlement.

Issue Price:	100.000% of principal amount for the Series A Junior Subordinated Notes 100.000% of principal amount for the Series B Junior Subordinated Notes

Interest Payment Dates:

Subject to our right to defer the payment of interest on the Notes as described under “Option to Defer Interest Payments” in the preliminary prospectus supplement, we will pay interest on the Series A Junior Subordinated Notes semi-annually in arrears on March 10 and September 10 of each year, beginning on March 10, 2025, and on the Series B Junior Subordinated Notes on June 10 and December 10 of each year, beginning on June 10, 2025.

Interest on the Notes offered hereby will accrue from December 10, 2024.

First Reset Date:	First Series A Reset Date: March 10, 2030 First Series B Reset Date: December 10, 2034

Reset Date:	Series A Reset Date: First Series A Reset Date and March 10 of every fifth year after 2030. Series B Reset Date: First Series B Reset Date and December 10 of every fifth year after 2034.

Interest Rate:

The Series A Junior Subordinated Notes will bear interest (i) from, and including, the original issuance date to, but excluding, March 10, 2030 (“First Series A Reset Date”) at a rate of 7.000% per year and (ii) from, and including, the First Series A Reset Date, during each Reset Period, at a rate per year equal to the Five-year U.S. Treasury Rate as of the most recent Reset Interest Determination Date plus a spread of 2.886%, to be reset on each Series A Reset Date; provided that the interest rate during any Reset Period will not reset below 7.000% (which equals the initial interest rate on the Series A Junior Subordinated Notes).

The Series B Junior Subordinated Notes will bear interest (i) from, and including, the original issuance date to, but excluding, December 10, 2034 (“First Series B Reset Date”) at a rate of 6.750% per year and (ii) from, and including, the First Series B Reset Date, during each Reset Period, at a rate per year equal to the Five-year U.S. Treasury Rate as of the most recent Reset Interest Determination Date plus a spread of 2.516%, to be reset on each Series B Reset Date; provided that the interest rate during any Reset Period will not reset below 6.750% (which equals the initial interest rate on the Series B Junior Subordinated Notes).

Optional Deferral of Interest:	Up to 10 consecutive years per deferral

Tax Event Call:	Each series of Notes is redeemable, in whole, but not in part, at 100% of the principal amount of the applicable series, plus accrued and unpaid interest to, but excluding, the redemption date, by a date no later than 120 days following the occurrence of a Tax Event with respect to such series.

Rating Agency Event Call:	Each series of Notes is redeemable in whole but not in part, at 102% of the principal amount of the applicable series, plus accrued and unpaid interest to, but excluding, the redemption date, by a date no later than 120 days following a Rating Agency Event with respect to such series.

Optional Redemption Provisions:

We may redeem the Series A Junior Subordinated Notes in whole or in part on one or more occasions at a price equal to 100% of the principal amount being redeemed, plus accrued and unpaid interest to, but excluding, the redemption date (i) on any day during the period commencing on the date that is 90 days prior to the First Series A Reset Date and ending on and including the First Series A Reset Date and (ii) after the First Series A Reset Date, on any interest payment date for the Series A Junior Subordinated Notes.

We may redeem the Series B Junior Subordinated Notes in whole or in part on one or more occasions at a price equal to 100% of the principal amount being redeemed, plus accrued and unpaid interest to, but excluding, the redemption date (i) on any day during the period commencing on the date that is 90 days prior to the First Series B Reset Date and ending on and including the First Series B Reset Date and (ii) after the First Series B Reset Date, on any interest payment date for the Series B Junior Subordinated Notes.

Joint Book-Running Managers:	BARCLAYS CAPITAL INC. CITIGROUP GLOBAL MARKETS INC. GOLDMAN SACHS & CO. LLC BOFA SECURITIES, INC. J.P. MORGAN SECURITIES LLC WELLS FARGO SECURITIES, LLC

Co-Managers:

MIZUHO SECURITIES USA LLC

RBC CAPITAL MARKETS, LLC

TRUIST SECURITIES, INC.

UBS SECURITIES LLC

U.S. BANCORP INVESTMENTS, INC.

BNY MELLON CAPITAL MARKETS, LLC

FIFTH THIRD SECURITIES, INC.

MORGAN STANLEY & CO. LLC

PNC CAPITAL MARKETS LLC

SMBC NIKKO SECURITIES AMERICA, INC.

ICBC STANDARD BANK PLC[1]

KEYBANC CAPITAL MARKETS INC.

LOOP CAPITAL MARKETS LLC

PIPER SANDLER & CO.

R. SEELAUS & CO., LLC

TD SECURITIES (USA) LLC

CUSIP Number:	Series A Junior Subordinated Notes: 126650 EH9 Series B Junior Subordinated Notes: 126650 EG1

Ratings*:	Baa3 (Moody’s) / BB+ (S&P)

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

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ICBC Standard Bank Plc is restricted in its U.S. securities dealings under the United States Bank Holding Company Act and may not underwrite, subscribe, agree to purchase or procure purchasers to purchase notes that are offered or sold in the United States. Accordingly, ICBC Standard Bank Plc shall not be obligated to, and shall not, underwrite, subscribe, agree to purchase or procure purchasers to purchase notes that may be offered or sold by other underwriters in the United States. ICBC Standard Bank Plc shall offer and sell the Notes constituting part of its allotment solely outside the United States.

This pricing term sheet should be read together with the Issuer’s preliminary prospectus supplement dated December 3, 2024, the accompanying prospectus dated May 25, 2023 and the other documents incorporated by reference therein. Capitalized terms used but not defined herein have the meanings given to them in the preliminary prospectus supplement.

The Issuer has filed a registration statement (including a prospectus and preliminary prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and preliminary prospectus supplement in that registration statement, and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you may obtain a copy of the prospectus and the preliminary prospectus supplement from Barclays Capital Inc. by calling toll-free at 1-888-603-5847, Citigroup Global Markets Inc. by calling toll-free at 1-800-831-9146 and Goldman Sachs & Co. LLC by calling toll-free at 1-866-471-2526.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

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